Exhibit 99.1

News Release Ecolab Inc. 1 Ecolab Place St. Paul, Minnesota 55102

ECOLAB APPOINTS ERIC GREEN TO BOARD OF DIRECTORS

ST. PAUL, Minn. — December 8, 2022 — The board of directors of Ecolab Inc. has appointed Eric Green to the Ecolab board, effective December 8, 2022. Mr. Green will serve as an independent director and a member of the Compensation and Human Capital Management Committee and the Governance Committee.

“Eric is an accomplished executive with decades of experience in the life sciences industry. He is joining a strong Board that is focused on delivering growth for all Ecolab stakeholders,” said Christophe Beck, Ecolab chairman and chief executive officer.

“At Ecolab, we regularly review and refresh the Board’s composition to ensure we are best positioned to effectively oversee the execution of our growth strategy. Consistent with Ecolab’s other recent appointments, Eric will bring new insights, global operating experience and public company leadership expertise to the Board,” said Jeffrey Ettinger, lead independent director for the Ecolab board.

“Ecolab is an impressive company and I am honored to join this accomplished Board at such an important time in its history,” said Mr. Green. “I have followed Ecolab’s success for many years and look forward to collaborating with the entire Board and management team to capitalize on the many opportunities ahead to deliver sustainable long-term growth and value for shareholders.”

Mr. Green, age 53, is a seasoned executive with nearly 30 years of life sciences experience with a proven track record of driving growth and creating value. Mr. Green currently serves as Chairman, President and Chief Executive Officer of West Pharmaceutical Services Inc., a manufacturer of packaging components and delivery systems for injectable drugs and healthcare products. Prior to joining West Pharmaceutical Services, Mr. Green spent more than 20 years in a variety of leadership positions at Sigma-Aldrich Corporation, including as Executive Vice President and President, Research Markets BU. Mr. Green currently serves on the Boards of West Pharmaceutical Services and the Board of Trustees at Bethel University.

About Ecolab

A trusted partner at nearly three million customer locations, Ecolab (ECL) is the global leader in water, hygiene and infection prevention solutions and services that help protect people, planet and business health. With annual sales of $13 billion and more than 47,000 associates, Ecolab delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, help maintain clean and safe environments, optimize water and energy use, and improve operational efficiencies and sustainability for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries around the world. www.ecolab.com

Follow us on LinkedIn @Ecolab, Twitter @Ecolab, Instagram @Ecolab_Inc and Facebook @Ecolab.

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Investor Contacts:

Andrew C. Hedberg

+1 651 250 2185

Cairn Clark

+1 651 250 2291

Media Contact:

Nigel Glennie

+1 651 250 2576

December 8, 2022

(ECL-C)